SHARE PURCHASE AGREEMENT

by and between

KEVIN B. HALTER, JR.

and

JONATHAN CHEN

Dated as of June 22, 2012

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 22, 2012, is by and between Kevin B. Halter, Jr., an individual residing in the State of Texas (“Seller”), and Jonathan Chen, an individual residing at D2-6F #219 Minquan Road, New Taipei Dan-Shui District #25159, Taipei, Taiwan (“Purchaser”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.           Purchaser desires to purchase 8,020,028 shares (the “Shares”) of the common stock, par value $.001 per share (“PUBCO Stock”), of SMSA Kerrville Acquisition Corp., a Nevada corporation (“PUBCO”).  The Shares will constitute 80.0% of the issued and outstanding capital stock of PUBCO on a fully diluted basis as of and immediately after the Closing.

B.           PUBCO is a party to this Agreement solely for the purpose of making the representations and warranties found in Article III of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Purchase of Shares

1.1. Share Purchase.  At the Closing, Purchaser shall remit the amount of $360,000 (the “Purchase Price”) to Seller and Seller shall sell, transfer, convey, assign and deliver to Purchaser the Shares.

1.2. Closing.  The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Seller on September 1, 2012 or upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).The seller also agrees to a 15 day extension to work with JCPS in the case of unforeseen delays in receiving the final wire.

ARTICLE II

Representations and Warranties of the Purchasers

Purchaser hereby represents and warrants to Seller and PUBCO as follows.

2.1. Power and Authority.  The Purchaser has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by the Purchaser to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with the terms hereof.

2.2. No Conflicts.  The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Purchaser; and (c) will not violate or breach any contractual obligation to which the Purchaser is a party.

2.3. Litigation.  There is no pending proceeding against the Purchaser that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Purchaser, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.4. Purchase Entirely for Own Account.  The Purchaser is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Purchaser has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.

2.5. Available Information.  The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in PUBCO and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the PUBCO Stock.

2.6. Non-Registration.  The Purchaser understands that the Shares have not been registered under the Securities Act.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with PUBCO’s charter documents or the laws of its jurisdiction of incorporation.

2.7. Restricted Securities.  The Purchaser understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Purchaser pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Purchaser represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.8. Accredited Investor.  The Purchaser is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Purchaser was not organized for the specific purpose of acquiring the Shares.

2.9. Legends.   It is understood that the Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.10. Additional Legend.  Additionally, the Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.11. Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto, if any, or delivered in accordance with the terms hereof by or on behalf of the Purchaser in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

Representations and Warranties of Seller and PUBCO

Seller and PUBCO jointly represent and warrant as follows to the Purchaser.

3.1. Organization, Standing and Power.  PUBCO is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on PUBCO, a material adverse effect on the ability of PUBCO to perform its obligations under this Agreement or on the ability of PUBCO to consummate the Transactions (a “PUBCO Material Adverse Effect”).  PUBCO is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a PUBCO Material Adverse Effect.

3.2. Subsidiaries; Equity Interests.  PUBCO does not own, directly or indirectly, any capital stock, Purchasership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3. Capital Structure.  The authorized capital stock of PUBCO consists of 100 million shares of common stock.  As of the date hereof (a) 10,025,034 shares of PUBCO’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of PUBCO’s common stock or preferred stock are held by PUBCO in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of PUBCO were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of PUBCO are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada General Corporation Law, the PUBCO Charter, or any Contract to which PUBCO is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of PUBCO having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of PUBCO’s common stock may vote (“Voting PUBCO Debt”).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which PUBCO is a party or by which it is bound (a) obligating PUBCO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, PUBCO or any Voting PUBCO Debt, (b) obligating PUBCO to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of PUBCO.  As of the date of this Agreement, there are not any outstanding contractual obligations of PUBCO to repurchase, redeem or otherwise acquire any shares of capital stock of PUBCO.  The stockholder list provided to Purchasers or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the PUBCO’s common stock.

3.4. Authority; Execution and Delivery; Enforceability.  The execution and delivery by Seller and PUBCO of this Agreement and the consummation by Seller and PUBCO of the Transactions have been duly authorized and approved and no other corporate proceedings on the part of PUBCO are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Seller and PUBCO, enforceable against each of them in accordance with the terms hereof.

3.5. No Conflicts; Consents.

(a) The execution and delivery by Seller and PUBCO of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of either Seller or PUBCO under, any provision of (i) the PUBCO Charter, (ii) any material Contract to which either is a party or to which any of their properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material Order or material Law applicable to PUBCO or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a PUBCO Material Adverse Effect.

(b) No consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Seller or PUBCO in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6. Taxes.

(a) PUBCO or any predecessor entity has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a PUBCO Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a PUBCO Material Adverse Effect.

(b) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of PUBCO.  PUBCO is not bound by any agreement with respect to Taxes.

3.7. Benefit Plans.  PUBCO does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of PUBCO.  As of the date of this Agreement, there are no employment, consulting, indemnification, severance or termination agreements or arrangements between PUBCO and any current or former employee, officer or director of PUBCO, nor does PUBCO have any general severance plan or policy.

3.8. ERISA Compliance; Excess Parachute Payments.  PUBCO does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of PUBCO.

3.9. Litigation.  There is no Action against or affecting PUBCO or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the PUCO Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a PUBCO Material Adverse Effect.  Neither PUBCO nor any Manager or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.10. Compliance with Applicable Laws.  PUBCO is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a PUBCO Material Adverse Effect.  PUBCO has not received any written communication during the past two years from a Governmental Entity that alleges that PUBCO is not in compliance in any material respect with any applicable Law.

3.11. Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of PUBCO taken as a whole.  PUBCO is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a PUBCO Material Adverse Effect.

3.12. Title to Properties.  PUBCO has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which PUBCO has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of PUBCO to conduct business as currently conducted.  PUBCO has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  PUBCO enjoys peaceful and undisturbed possession under all such material leases.

3.13. Intellectual Property.  PUBCO does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of PUBCO, threatened that PUBCO is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

3.14. Labor Matters.  There are no collective bargaining or other labor union agreements to which PUBCO is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of PUBCO, is imminent with respect to any of the employees of PUBCO.

3.15. Absence of Certain Changes or Events.  PUBCO has conducted its business only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of PUBCO from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a PUBCO Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a PUBCO Material Adverse Effect;

(c) any waiver or compromise by PUBCO of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by PUBCO, except in the ordinary course of business and the satisfaction or discharge of which would not have a PUBCO Material Adverse Effect;

(e) any material change to a material Contract by which PUBCO or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g) any resignation or termination of employment of any officer of PUBCO;

(h) any mortgage, pledge, transfer of a security interest in or lien created by PUBCO with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair PUBCO’s ownership or use of such property or assets;

(i) any loans or guarantees made by PUBCO to or for the benefit of its employees, officers or directors, or any Purchasers of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any of PUBCO’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by PUBCO;

(k) any alteration of PUBCO’s method of accounting or the identity of its auditors;

(l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing PUBCO stock option plans; or

(m) any arrangement or commitment by PUBCO to do any of the things described in this Section 3.17.

3.17. Certain Registration Matters.  PUBCO has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of PUBCO registered with the SEC or any other governmental authority that have not been satisfied.

3.18. No Additional Agreements.   PUBCO does not have any agreement or understanding with the Seller or the Purchaser with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Conditions to Closing

4.1. Seller Conditions Precedent.  The obligations of Purchaser to enter into and complete the Closing are subject, at the option of the Purchaser, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser in writing.

(a) Representations and Covenants. The representations and warranties of Seller and PUBCO contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Seller and PUBCO shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Purchasers, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Seller or PUBCO.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Seller or PUBCO for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions shall have been obtained and made, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a PUBCO Material Adverse Effect.

(d) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 22, 2012 that has or is reasonably likely to cause a PUBCO Material Adverse Effect.

(e) Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of PUBCO, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Purchasers.

(f) Resignations and Appointments.  PUBCO shall have delivered to Purchaser (i) a letter of resignation from Seller resigning from all offices he holds with PUBCO effective upon the Closing and from his position as a director of PUBCO upon compliance with applicable securities laws; (ii) evidence of the election of Jonathan Chen as a Director of PUBCO effective as of the Closing and; and (iii) evidence of the election of  Jonathan Chen as the President and Chief Executive Officer of PUBCO, Jonathan Chen as the Secretary of PUBCO and such other officers as may be designated by Purchaser, effective as of the Closing.

(g) Issuance of Stock Certificates.  At the Closing, PUBCO shall deliver to Purchaser a certificate representing the Shares.

4.2. Purchaser Conditions Precedent.  The obligations of Seller and PUBCO to enter into and complete the Closing is subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller in writing.

(a) Execution; Representations and Covenants.  The Purchaser must have executed this Agreement. The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

(b) Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions.

(c) Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Purchaser for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Purchaser, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Purchaser Material Adverse Effect.

ARTICLE V

Post Closing Covenants

5.1. Public Announcements.   Seller and Purchaser will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

5.2. Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

5.3. Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

5.4. Access.  Each of PUBCO and Purchasers shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

ARTICLE VI

Miscellaneous

6.1. Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Seller and PUBCO, to:

Kevin B. Halter, Jr.
2591 Dallas Parkway, Suite 102
Frisco, Texas 75034

If to Purchaser, to the address noted in the preamble.

6.2. Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Seller and Purchaser.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

6.3. Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, PUBCO shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to PUBCO of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, PUBCO may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.4. Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser, Seller and PUBCO will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.5. Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

6.6. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

6.7. Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

6.8. Entire Agreement; Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.

6.9. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

6.10. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SELLER

Name: ______________________
Kevin B. Halter, Jr.

PURCHASER

Name: ______________________
Jonathan Chen

PUBCO

By: ______________________
Name: Kevin B. Halter, Jr.
Title: President

ANNEX A
Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“PUBCO” has the meaning set forth in the Preamble of this Agreement.

“PUBCO Charter” means the Articles of Incorporation of PUBCO, as amended to the date of this Agreement.

“PUBCO Material Adverse Effect” has the meaning set forth in the Section 3.1 of this Agreement.

“PUBCO Stock” has the meaning set forth in the Background Section of this Agreement.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“Voting PUBCO Debt” has the meaning set forth in Section 3.3 of this Agreement.